Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Penske Automotive Group, Inc. and subsidiaries and related financial statement schedule and the effectiveness of Penske Automotive Group, Inc.’s internal control over financial reporting dated February 25, 2011, appearing in the Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2010, and our report dated June 29, 2011, appearing in the Annual Report on Form 11-K of Penske Automotive Group 401(k) Savings and Retirement Plan for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

November 9, 2011